XHIBIT 3.2


                           AMENDED AND RESTATED BYLAWS
                                       OF
                          BODDIE-NOELL PROPERTIES, INC.


                                    ARTICLE I

                                     OFFICES

         1.01 Registered Office. The Corporation shall maintain a registered office in the State of Maryland as required by law.

         1.02 Other Offices. The Corporation may also have offices at such other places both within and without the State of Maryland as the Board of Directors may from time to time determine or the business of the Corporation may require, including, without limitation, the principal office at 3710 One First Union Center, Charlotte, North Carolina 28202.

                                   ARTICLE II

                            MEETINGS OF SHAREHOLDERS

         2.01 Location. Meetings of shareholders for any purpose may be held at such time and place, within or without the State of Maryland, as shall be stated in the notice of the meeting or in a duly executed waiver of notice thereof.

         2.02 Annual Meeting. Annual meetings of shareholders shall be held on a date and a time as may be determined from time to time by the Board of Directors, at which the shareholders shall elect by plurality vote a Board of Directors, and transact such other business as may properly be brought before the meeting in accordance with Section 2.04 herein.

         2.03 Director Nominations. Only persons who are nominated in accordance with the procedures set forth in this Section 2.03 shall be eligible for election as directors. Prior to each annual meeting of shareholders (or special meeting of shareholders held for the election of directors), the Board of Directors shall nominate a slate of persons to stand for election to the Board of Directors at the annual meeting. The notice to the shareholders of the meeting shall set forth the names and backgrounds of the persons nominated by the Board of Directors. Nominations of persons for election to the Board of Directors of the Corporation may also be made at a meeting of shareholders or by any shareholder of the Corporation entitled to vote for the election of directors at the meeting who complies with the notice procedures set forth in this Section 2.03. Such nominations, other than those made by or at the direction of the Board of Directors, shall be made pursuant to timely notice in writing to the Secretary of the Corporation. To be timely, a shareholder's notice shall be delivered to or mailed and received at the principal executive offices of the Corporation not later than (i) with respect to an election to be held at an annual meeting of shareholders, 90 days prior to the anniversary date of the immediately preceding annual meeting, and (ii) with respect to an election to be held at a special meeting of shareholders for the election of directors, the close of business on the tenth day following the date on which notice of such meeting is first given to shareholders. Such shareholder's notice shall set forth (a) as to each person whom the shareholder proposes to nominate for election or reelection as a director, (i) the name, age, business address and residence address of such person, (ii) the principal occupation or employment of such person, (iii) the class and number of shares of the Corporation which are beneficially owned by such person and (iv) any other information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to


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Regulation 14A under the Securities Exchange Act of 1934, as amended (including without limitation such person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected); and (b) as to the shareholder giving the notice, (i) the name and address, as they appear on the Corporation's books, of such shareholder and (ii) the class and number of shares of the Corporation which are beneficially owned by such shareholder. At the request of the Board of Directors, any person nominated by the Board of Directors for election as a director shall furnish to the Secretary of the Corporation that information required to be set forth in a shareholder's notice of nomination which pertains to the nominee. The Chairman of the meeting shall, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the procedures prescribed by the Bylaws, and if he should so determine, he shall so declare to the meeting and the defective nomination shall be disregarded.

         2.04 Notice and Business to be Conducted. Written notice of the annual meeting shall be given to each shareholder entitled to vote thereat at least 10 but not more than 60 days before the date of the meeting.

         At an annual meeting of the shareholders, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting, business must be (a) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors, (b) otherwise properly brought before the meeting by or at the direction of the Board of Directors, or (c) otherwise properly brought before the meeting by a shareholder. For business to be properly brought before an annual meeting by a shareholder, the shareholder must have given timely notice thereof in writing to the Secretary of the Corporation. To be timely, a shareholder's notice must be delivered to or mailed and received at the principal executive offices of the Corporation not later than 90 days prior to the anniversary date of the immediately preceding annual meeting. A shareholder's notice to the Secretary shall set forth as to each matter the shareholder proposes to bring before the annual meeting (a) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (b) the name and address, as they appear on the Corporation's books, of the shareholder proposing such business, (c) the class and number of shares of the Corporation that are beneficially owned by the shareholder, and (d) any material interest of the shareholder in such business. Notwithstanding anything in the Bylaws to the contrary, no business shall be conducted at any annual meeting except in accordance with the procedures set forth in this Section. The Chairman of the annual meeting shall, if the facts warrant, determine and declare to the meeting that business was not properly brought before the meeting in accordance with the provisions of this Section, and if he should so determine, he shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted.

         2.05 Stock Ledger. The officer who has charge of the stock ledger of the Corporation shall prepare and make, at least 10 days before every election of directors, a complete list of the shareholders entitled to vote at said election, arranged in alphabetical order, showing the address of and the number of shares registered in the name of each shareholder. Such list shall be open to the examination of any shareholder, during ordinary business hours, for a period of at least ten days prior to the election, either at a place within the city, town or village where the election is to be held and which place shall be specified in the notice of the meeting, or, if not specified, at the place where said meeting is to be held. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and subject to the inspection of any shareholder who may be present.

         2.06 Special Meetings. At any time in the interval between annual meetings, special meetings of the shareholders, unless otherwise provided by law or by the Articles of Incorporation, may be called by the Chief Executive Officer and shall be called by the Chief Executive Officer upon the request in writing of a majority of the Board of Directors or a majority of the Independent Directors (as defined in Section 3.01 hereof), or upon the written request of the holders of shares representing at least 25% of the shares of capital stock of the Corporation which would be entitled to vote thereat.

         2.07 Notice of Special Meeting. A request for a special meeting pursuant to Section 2.06 hereof shall state the purpose of the meeting and the matters proposed to be acted on at it. In the event shareholders have


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requested a special meeting, the Secretary shall: (a) inform the shareholders who make the request of the reasonably estimated cost of preparing and mailing a notice of the meeting; and (b) on payment of these costs to the corporation, notify each shareholder entitled to notice of the meeting. Notice of the special meeting shall be given to each shareholder in the same manner as set forth in
Section 2.04 hereof.

         2.08 Business at Special Meeting. Business transacted at any special meeting of shareholders shall be limited to the purposes stated in the notice. Unless requested by shareholders entitled to cast a majority of all the votes entitled to be cast at the meeting, a special meeting need not be called to consider any matter which is substantially the same as a matter voted on at any special meeting of the shareholders held during the preceding 12 months.

         2.09 Quorum. The holders of a majority of the total capital stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum at all meetings of the shareholders for the transaction of business except as otherwise provided by statute or by the Articles of Incorporation. If, however, such quorum shall not be present or represented at any meeting of the shareholders, the shareholders entitled to vote thereat, present in person or represented by proxy, shall have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present or represented. At such adjourned meeting at which a quorum shall be present or represented any business may be transacted which might have been transacted at the meeting as originally notified.

         2.10 Vote. When a quorum is present at any meeting, the vote of the holders of a majority of the shares of capital stock entitled to be voted on a question brought before such meeting whose holders are present in person or represented by proxy shall decide such question unless the question is one upon which, by express provision of statute or of the Articles of Incorporation, a different vote is required, in which case such express provision shall govern and control the decision of such question.

         2.11 Proxies. At all meetings of shareholders, a shareholder may vote in person or vote by proxy that is executed in writing by the shareholder or that is executed by his duly authorized attorney-in-fact. Such proxy shall be filed with the Secretary of the Corporation or other persons authorized to tabulate votes before or at the time of the meeting. No proxy shall be valid after 11 months from the date of its execution unless otherwise provided in the proxy.

                                   ARTICLE III

                                    DIRECTORS

         3.01 Number, Election and Term. The number of directors of the Corporation that shall constitute the whole Board of Directors shall be fixed from time to time by resolution by the Board of Directors but shall not be less than five; provided, however, that the tenure of office of a director shall not be affected by any decrease or increase in the number of directors so made by the Board of Directors. At all times that the Corporation intends to be qualified as a real estate investment trust under the Internal Revenue Code of 1986, as amended, or any successor statute, a majority of the Board of Directors shall be Independent Directors (as hereinafter defined). For purposes of these Bylaws, "Independent Director" shall mean a director of the Corporation who is not an Affiliated Person (as hereinafter defined) of the Corporation. For purposes of these Bylaws, an "Affiliated Person" of the Corporation means (a) any person directly or indirectly owning, controlling, or holding with power to vote, 5 per centum or more of the outstanding voting securities of the Corporation; (b) any person 5 per centum or more of whose outstanding voting securities are directly or indirectly owned, controlled, or held with power to vote, by the Corporation; (c) any person directly or indirectly controlling, controlled by, or under common control with, the Corporation; or (d) any officer, partner, or employee of the Corporation. The directors shall be elected at the annual meeting of the shareholders, except as provided in Section 3.03 of this Article III, and the directors so elected shall hold office until the next annual meeting or until their successors are elected and qualify.

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         3.02 Powers. The business and affairs of the Corporation shall be managed in accordance with the Articles of Incorporation and these Bylaws under the direction of its Board of Directors and where applicable, the Independent Directors, which may exercise all of the powers of the Corporation, except such as are by law or by the Corporation's Articles of Incorporation or by these Bylaws conferred upon or reserved to the shareholders.

         3.03 Vacancies. Any vacancy occurring in the Board of Directors for any cause may be filled by a majority of the remaining members of the Board of Directors, although such majority is less than a quorum; provided, however, that if the Corporation has sought to qualify as a real estate investment trust and in accordance with Section 3.01 a majority of the Board of Directors are required to be Independent Directors, then Independent Directors shall nominate replacements for vacancies among the Independent Directors. If the shareholders of any class or series are entitled separately to elect one or more directors, a majority of the remaining directors elected by that class or series or the sole remaining director elected by that class or series may fill any vacancy among the number of directors elected by that class or series. A director elected by the Board of Directors to fill a vacancy shall be elected to hold office until the next annual meeting of shareholders or until his successor is elected and qualified.

         3.04 Resignations. Any director or member of a committee may resign at any time. Such resignation shall be made in writing and shall take effect at the time specified therein, or if no time is specified, at the time of the receipt by the Chairman of the Board of Directors, the Chief Executive Officer or the Secretary. The acceptance of a resignation shall not be necessary to make it effective.

         3.05 Committees of the Board of Directors. The Board of Directors may appoint from among its members one or more committees composed of three or more directors. A majority of the members of any committee so appointed shall be Independent Directors (as defined in Section 3.01). The Board of Directors may delegate to any committee any of the powers of the Board of Directors except the power to declare dividends or distributions on stock, recommend to the shareholders any action which requires shareholder approval, amend the Bylaws, approve any merger or share exchange or issue stock. However, if the Board of Directors has given general authorization for the issuance of stock, a committee of the Board of Directors, in accordance with a general formula or method specified by the Board of Directors by resolution or by adoption of a stock option plan, may fix the terms of stock subject to classification or reclassification and the terms on which any stock may be issued.

         Notice of committee meetings shall be given in the same manner as notice for special meetings of the Board of Directors.

         One-third, but not less than two, of the members of any committee shall be present in person or by telephone at any meeting of such committee in order to constitute a quorum for the transaction of business at such meeting, and the act of a majority of those present shall be the act of such committee. The Board of Directors may designate a Chairman of any committee and such Chairman or any two members of any committee may fix the time and place of its meetings unless the Board of Directors shall otherwise provide. In the absence or disqualification of any member of any such committee, the members thereof present at any meeting and not disqualified from voting, whether or not they constitute a quorum, may unanimously appoint another director to act at the meeting in the place of such absent or disqualified members; provided, however, that in the event of the absence or disqualification of an Independent Director, such appointee shall be an Independent Director.

         Each committee shall keep minutes of its proceedings and shall report the same to the Board of Directors when required, and any action taken by the committees shall be subject to revision and alteration by the Board of Directors, provided that no rights of third persons shall be affected by any such revision or alteration.

         Subject to the provisions hereof, the Board of Directors shall have the power at any time to change the membership of any committee, to fill all vacancies, to designate alternate members to replace any absent or disqualified member, or to dissolve any committee.

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         3.06 Meetings of the Board of Directors. Meetings of the Board of
Directors, regular or special, may be held at any place in or out of the State of Maryland as the Board of Directors may from time to time determine or as shall be specified in the notice of such meeting.

         The first meeting of each newly elected Board of Directors shall be held as soon as practicable after the annual meeting of the shareholders at which the directors were elected. The meeting may be held at such time and place as shall be specified in a notice given as hereinafter provided for special meetings of the Board of Directors, except that no notice shall be necessary if such meeting is held immediately after the adjournment and at the site of the annual meeting of the shareholders.

         Regular meetings of the Board of Directors may be held with or without notice at such time and place as shall from time to time be determined by the Board of Directors.

         Special meetings of the Board of Directors may be called at any time by two or more directors or by the Chairman of the Board of Directors or the Chief Executive Officer.

         Notice of the place and time of every special meeting of the Board of Directors shall be delivered to each director either personally or by telephone, facsimile, telegram or telegraph, or by leaving the same at his residence or usual place of business at least forty-eight hours before the time at which such meeting is to be held, or by first-class mail, at least three days before the day on which such meeting is to be held. If mailed, such notice shall be deemed to be given when deposited in the United States mail addressed to the director at his post-office address as it appears on the records of the Corporation, with postage thereon prepaid.

         3.07 Quorum and Voting. At all meetings of the Board of Directors, a majority of the entire Board of Directors shall constitute a quorum for the transaction of business and the action of a majority of the directors present at any meeting at which a quorum is present shall be the action of the Board of Directors unless the concurrence of a greater proportion, or the concurrence of a majority of the Independent Directors is required for such action by law, the Corporation's Articles of Incorporation or these Bylaws. If a quorum shall not be present at any meeting of directors, the directors present may, by a majority vote, adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

         Notwithstanding the first paragraph of this Section 3.07, any action pertaining to a transaction involving the Corporation in which any director or officer of the Corporation or any affiliate of any of the foregoing persons has an interest shall specifically be approved with respect to any isolated transactions or generally be approved with respect to any series of similar transactions, by a majority of the members of the Board of Directors, including a majority of the Independent Directors who are not parties to and have no financial interest in such transaction and so are not affiliates of such interested party, even if such directors constitute less than a quorum.

         In approving any contract, joint venture or other transaction or series of transactions between the Corporation and any director or officer of the Corporation or any affiliate of such persons, a majority of the directors including a majority of the Independent Directors must determine that:

                  (a) the contract, joint venture or other transaction as contemplated is fair and reasonable to the Corporation and its shareholders and on terms and conditions no less favorable to the Corporation than those available from unaffiliated third parties;

                  (b) if an acquisition of property other than mortgage loans is involved, the total consideration (determined at the time the acquisition is approved by the Independent Directors) for the property being acquired is not in excess of the (i) appraised value of such property as stated in an appraisal by a qualified independent appraiser with experience in appraising assets of the type being acquired or (ii) fair value of such property as stated in an opinion by a qualified independent consultant, selected, approved or ratified by the Independent Directors prior to any such acquisition, and if the price


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         is in excess of the cost of the asset to such seller thereof, the
         Independent Directors shall determine that substantial justification for such excess exists and that such excess is not unreasonable; and

                  (c) if the transaction involves the making of loans or the borrowing of money, the transaction is fair, competitive, and commercially reasonable and no less favorable to the Corporation than loans between unaffiliated lenders and borrowers under the same circumstances.

         3.08 Organization. The Chairman of the Board of Directors shall preside at each meeting of the Board of Directors, or in the absence or inability of the Chairman of the Board of Directors to preside at a meeting, another director chosen by a majority of the directors present shall act as Chairman of the meeting and preside thereat. The Secretary (or, in his absence or inability to act, any person appointed by the Chairman of the meeting) shall act as Secretary of the meeting and keep the minutes thereof.

         3.09 Meeting by Conference Telephone. Unless otherwise restricted by the Articles of Incorporation, members of the Board of Directors may participate in a meeting by means of a conference telephone or similar communications equipment if all persons participating in the meeting can hear each other at the same time. Participation in a meeting by these means constitutes presence in person at a meeting.

         3.10 Action Without Meeting. Any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting, if a written consent to such action is signed by all members of the Board of Directors or of such committee, as the case may be, and such written consent is filed with the minutes of proceedings of the Board of Directors or committee.

         3.11 Compensation of Directors. The directors may be paid their expenses, if any, of attendance at each meeting of the Board of Directors and may be paid a fixed sum for attendance at each meeting of the Board of Directors or a stated salary as director. No such payment shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor. Members of committees of the Board of Directors may be allowed like compensation for attending committee meetings.

         3.12 Investment Policies and Restrictions. It shall be the duty of the Board of Directors to ensure that the purchase, sale, retention and disposal of the Corporation's assets, and the investment policies of the Corporation and the limitations thereon or amendment thereto are at all times in compliance with the restrictions applicable to real estate investment trusts pursuant to the Internal Revenue Code of 1986, as amended.

         The Corporation shall not:

                  (a) invest in mortgage loans unless an appraisal is obtained concerning the underlying property;

                  (b) invest in commodity or commodity future contracts other than interest rate futures used solely for hedging purposes;

                  (c) issue debt securities unless the historical debt service coverage of the most recently completed fiscal year, as adjusted for known changes, is sufficient to service the higher level of debt (without regard to any applicable balloon principal payments);

                  (d) invest in real estate contracts for sale, unless such real estate contracts are recordable in the chain of title; or

                  (e) act in any way that would disqualify the Corporation as a real estate investment trust under the provisions of the Code.

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         The Corporation does not intend to invest in the securities of other issuers for the purposes of exercising control (other than with respect to wholly owned subsidiaries), to engage in the trading of or to underwrite securities for other issuers, to engage in the purchase and sale (or turnover) of investments other than as described in the Registration Statement or to offer securities in exchange for property unless deemed prudent by a majority of the directors.

         The Independent Directors shall review the investment policies of the Corporation at least annually to determine that the policies then being followed by the Corporation are in the best interests of its shareholders. Each such determination and the basis therefore shall be set forth in the minutes of the Board of Directors.

         The directors shall review the borrowings of the Corporation quarterly for reasonableness in relation to the Corporation's net assets. The Corporation shall not incur indebtedness if, after giving effect to the incurrence thereof, aggregate indebtedness, secured and unsecured, would exceed three hundred percent (300%) of the Corporation's net assets, on a consolidated basis, unless approved by a majority of the directors, including a majority of the Independent Directors, and disclosed to the shareholders in the next quarterly report of the Corporation, along with justification for such excess. For this purpose, the term "Net Assets" means the total assets (less intangibles) of the Corporation at cost, before deducting depreciation or other non-cash reserves, less total liabilities, as calculated at the end of each quarter on a basis consistently applied.

         The foregoing prohibitions and restrictions set forth in this Section
3.12 shall not be changed without the approval of the shareholders of the Corporation.

                                   ARTICLE IV

                                     NOTICES

         4.01 Writing. Notices to directors and shareholders when in writing or by telegram as required by provisions of statutes, or by the Articles of Incorporation, or by these Bylaws, shall be delivered personally or mailed to the directors or shareholders at their addresses appearing on the books of the Corporation.

         4.02 Waiver. Whenever any notice is required to be given under provisions of the statutes or of the Articles of Incorporation or of these Bylaws, a waiver thereof in writing, signed by the person or persons entitled to said notice, whether before or after the time stated therein, shall be deemed equivalent thereto.

                                    ARTICLE V

                                    OFFICERS

         5.01 Principal Officers. The principal officers of the Corporation shall be a Chief Executive Officer, a President, one or more Vice Presidents, a Treasurer and a Secretary. The Corporation may also have such other principal officers, including one or more Controllers, as the Board of Directors may in its discretion appoint. One person may hold the offices and perform the duties of any two or more of said offices, except that no one person shall hold the offices and perform the duties of President and Secretary.

         5.02 Election, Term of Office and Remuneration. The principal officers of the Corporation shall be elected annually by the Board of Directors at the annual meeting thereof. Each such officer shall hold office until his successor is elected and qualified or until his earlier death, resignation or removal. The remuneration of all officers of the Corporation shall be fixed by the Board of Directors. Any vacancy in any office shall be filled in such manner as the Board of Directors shall determine.

         5.03 Subordinate Officers. In addition to the principal officers enumerated in Section 5.01 of this Article V, the Corporation may have one or more Assistant Treasurers, Assistant Secretaries and Assistant


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Controllers and such other subordinate officers, agents and employees as the
Board of Directors may deem necessary, each of whom shall hold office for such period as the Board of Directors may from time to time determine. The Board of Directors may delegate to any principal officer the power to appoint and to remove any such subordinate officer, agents or employees.

         5.04 Removal. Except as otherwise permitted with respect to subordinate officers, any officer may be removed, with or without cause, at any time, by resolution adopted by the Board of Directors.

         5.05 Resignations. Any officer may resign at any time by giving written notice to the Board of Directors (or to a principal officer if the Board of Directors has delegated to such principal officer the power to appoint and to remove such officer). The resignation of any officer shall take effect upon receipt of notice thereof or at such later time as shall be specified in such notice; and unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

         5.06 Powers and Duties. The officers of the Corporation shall have such powers and perform such duties incident to each of their respective offices and such other duties as may from time to time be conferred upon or assigned to them by the Board of Directors.

                                   ARTICLE VI

                              CERTIFICATE OF STOCK

         6.01 Certificates. Every holder of stock in the Corporation shall be entitled to have a certificate, signed by, or in the name of the Corporation by, the Chairman or Vice Chairman of the Board of Directors or the President or a Vice President, and by the Treasurer or an Assistant Treasurer or the Secretary or an Assistant Secretary of the Corporation, certifying the number of shares owned by him in the Corporation. Any or all of the signatures on the certificate may be a facsimile. In case any officer or officers who have signed, or whose facsimile signature or signatures have been used on, any such certificate or certificates shall cease to be such officer or officers of the Corporation, whether because of death, resignation or otherwise, before such certificate or certificates have been delivered by the Corporation, such certificate or certificates may nevertheless be adopted by the Corporation and be issued and delivered as though the person or persons who signed such certificate or certificates or whose facsimile signature or signatures have been used thereon had not ceased to be such officer or officers of the Corporation. If the Corporation shall be authorized to issue more than one class of stock, or more than one series of any call, the designations, preference and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights shall be set forth in full or summarization on the face or the back of the certificate which the Corporation shall issue to represent such class of stock; provided, however, that in lieu of the foregoing requirements, there may be set forth on the face or back of the certificate which the Corporation shall issue to represent such class or series of stock, a statement that the Corporation will furnish without charge to each shareholder who so requests, the designations, preferences and relative, participating, option or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.

         6.02 Lost Certificates. The Board of Directors may direct a new certificate or certificates to be issued in place of any certificate or certificates theretofore issued by the Corporation alleged to have been lost or destroyed, upon the making of an affidavit of the fact by the person claiming the certificate of stock to be lost or destroyed. When authorizing such issue of a new certificate or certificates, the Board of Directors may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost or destroyed certificate or certificates, or his legal representative, to advertise the same in such manner as it shall require and/or to give the Corporation a bond in such sum as it may direct as indemnity against any claim that may be made against the Corporation with respect to the certificate alleged to have been lost or destroyed.

         6.03 Transfer of Stock. Subject to restrictions provided in the Articles of Incorporation, shares of



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stock of the Corporation shall be transferable on the books of the Corporation only by the holder of record thereof, in person or by duly authorized attorney, upon surrender and cancellation of a certificate or certificates for a like number of shares, with an assignment or power of transfer endorsed thereon or delivered therewith, duly executed, and with such proof of the authenticity of the signature and of authority to transfer, and of payment of transfer taxes, as the Corporation or its agents may require.

         6.04 Setting of Record Date on Transfer Books. The Board of Directors shall fix in advance a date, not exceeding 60 days preceding the date of any meeting of shareholders, or the date for the payment of any dividend, or the date for the allotment of rights, or the date when any change or conversion or exchange of capital stock shall go into effect, or a date in connection with obtaining the consent of shareholders for any purpose, as a record date for the determination of the shareholders entitled to notice of, and to vote at, any such meeting, and any adjournment thereof, or entitled to receive payment of any such dividend, or to any such allotment of rights, or to exercise the rights in respect of any such change, conversion or exchange of capital stock, or to give such consent, and in such case such shareholders and only such shareholders as shall be shareholders of record on the date so fixed shall be entitled to such notice of, and to vote at, such meeting and any adjournment thereof, or to receive payment of such dividend, or to receive such allotment of rights, or to exercise such rights, or to give such consent, as the case may be notwithstanding any transfer of any stock on the books of the Corporation after any such record date fixed as aforesaid.

         6.05 Registered Shareholders. The Corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends, and to vote as such owner, and to hold liable for calls and assessments a person registered on its books as the owner of shares, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of Maryland.

                                   ARTICLE VII

                               GENERAL PROVISIONS

         7.01 Dividends. Dividends upon the capital stock of the Corporation, subject to the provisions of the Articles of Incorporation, if any, may be declared by the Board of Directors at any regular or special meeting, pursuant to law. Dividends may be paid in cash, in property, or in shares of the capital stock, subject to the provisions of the Articles of Incorporation.

         7.02 Reserves. Before payment of any dividend, there may be set aside out of any funds of the Corporation available for dividends such sum or sums as the directors from time to time, in their absolute discretion, think proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the Corporation, or for such other purpose as the directors shall think conducive to the interest of the Corporation, and the directors may modify or abolish any such reserve in the manner in which it was created.

         7.03 Annual Report. The officers of the Corporation shall prepare or cause to be prepared annually a full and correct report of the affairs of the Corporation, including financial statements for the preceding fiscal year, which shall be prepared in accordance with generally accepted accounting principles, audited and certified by independent certified public accountants and distributed to shareholders within one hundred twenty (120) days after the close of the Corporation's fiscal year and a reasonable period of time (at least 10 days) prior to the annual meeting of shareholders. Such report shall also be submitted at the annual meeting. The annual report shall also include full disclosure of all material terms, factors and circumstances surrounding any transactions between the Corporation and any director, or any affiliates of such director. The Independent Directors will comment on the fairness of such transactions in the annual report.

         The Corporation shall also publish in the annual report the ratio of the cost of raising capital during the


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year to the capital raised.

         7.04 Quarterly Report. The officers of the Corporation shall also prepare or cause to be prepared quarterly for each of the first three quarters of each fiscal year, a full and correct report of the affairs of the Corporation, including a balance sheet and financial statement of operations for the preceding fiscal quarter, which need not be certified by independent certified public accountants and shall be distributed to shareholders within forty-five (45) days after the close of the Corporation's preceding fiscal quarter.

         7.05 Books of Account and Records. The Corporation shall maintain at its office in the City of Charlotte and State of North Carolina correct and complete books and records of account of all the business and transactions of the Corporation, such books and records to include, without limitation, current names and addresses of all shareholders as well as shareholder records. Upon the request of, and reasonable notice given by, any shareholder, there shall be made available for inspection such books and records in accordance with the provisions of Maryland law during regular business hours of the Corporation.

         7.06 Checks. All checks or demands for money and notes of the Corporation shall be signed by such officer or officers or such other person or persons as the Board of Directors may from time to time designate.

         7.07 Fiscal Year. The fiscal year of the Corporation shall be fixed by resolution of the Board of Directors.

         7.08 Seal. The Board of Directors shall provide a suitable seal, bearing the name of the Corporation, which shall be in the charge of the Secretary. The Board of Directors may authorize one or more duplicate seals and provide for the custody thereof. If the Corporation is required to place its corporate seal to a document, it is sufficient to meet the requirement of any law, rule or regulation relating to a corporate seal to place the word "Seal" adjacent to the signature of the person authorized to sign the document on behalf of the Corporation.

                                  ARTICLE VIII

                                   AMENDMENTS

         8.01 Amendments. These Bylaws may be altered or repealed or new bylaws may be made by the shareholders entitled to vote thereon at any annual or special meeting thereof or by the Board of Directors.



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